Nucor Reports Results for Fourth Quarter and Year Ended 2010

CHARLOTTE, N.C., Jan. 27, 2011 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today a consolidated net loss of $11.4 million or $0.04 per diluted share, for the fourth quarter of 2010.  By comparison, Nucor reported net earnings of $23.5 million, or $0.07 per diluted share, in the third quarter of 2010 and net earnings of $58.9 million, or $0.18 per diluted share, in the fourth quarter of 2009.

For the full year of 2010, Nucor reported consolidated net earnings of $134.1 million, or $0.42 per diluted share, compared with a net loss of $293.6 million or $0.94 per diluted share for 2009.

Fourth quarter results were reduced by a charge of $10.0 million ($0.02 per diluted share) for closure costs associated with the decision made in December by the HIsmelt® joint venture partners to permanently close the site in Kwinana, Western Australia, and terminate the joint venture.  In addition to the closure costs, Nucor incurred approximately $9.1 million of expense for the HIsmelt facility during 2010.

Nucor recorded a charge to value inventories using the last-in, first-out (LIFO) method of accounting of $23.0 million in the fourth quarter of 2010 ($0.04 per diluted share), compared with a charge of $50.0 million in the third quarter of 2010 ($0.10 per diluted share) and a credit of $116.9 million in the fourth quarter of 2009 ($0.21 per diluted share).  For the full year 2010, the LIFO charge was $164.0 million ($0.32 per diluted share), compared with a credit of $466.9 million in 2009 ($0.88 per diluted share).

Fourth quarter results were also reduced by pre-operating and start-up costs of new facilities of $39.0 million compared to charges of $48.1 million in the fourth quarter of 2009.  Full-year pre-operating and start-up costs increased from $160.0 million in 2009 to $174.8 million in 2010.  In 2010, these costs primarily related to the special bar quality ("SBQ") mill in Memphis, Tennessee, and the galvanizing line in Decatur, Alabama.

In the fourth quarter of 2010, Nucor's consolidated net sales decreased 7% to $3.85 billion compared with $4.14 billion in the third quarter of 2010 and increased 31% compared with $2.94 billion in the fourth quarter of 2009.  Average sales price per ton decreased 2% from the third quarter of 2010 and increased 14% from the fourth quarter of 2009.  Total tons shipped to outside customers were 5,334,000 tons in the fourth quarter of 2010, a decrease of 5% from the third quarter of 2010 and an increase of 15% over last year's fourth quarter.  Fourth quarter downstream steel products shipments to outside customers increased 12% over the fourth quarter of 2009 and decreased 12% from the third quarter of 2010.  The decrease in shipments from the third quarter of 2010 was due to seasonal issues experienced during the fourth quarter.

For the full year 2010, Nucor's consolidated net sales increased 42% to $15.84 billion, compared with $11.19 billion for 2009.  Average sales price per ton increased 13% while total tons shipped to outside customers increased 25% from 2009 levels.

The average scrap and scrap substitute cost per ton used in the fourth quarter of 2010 was $359, an increase of 1% over $354 in the third quarter and an increase of 30% over $276 in the fourth quarter of 2009.   For the full year 2010, the average scrap and scrap substitute cost per ton used was $351, an increase of 16% over $303 in 2009.

Overall operating rates at our steel mills were 68% in the fourth quarter of 2010, which remained unchanged from the third quarter of 2010 and increased from 58% in last year's fourth quarter.  Steel mill utilization rates increased from 54% for the full year 2009 to 70% for the full year 2010.

In the fourth quarter of 2010, total energy costs decreased approximately $2 per ton from the third quarter of 2010 and $1 per ton from the fourth quarter of 2009 primarily due to lower natural gas unit costs.  For the full year 2010, total energy costs decreased approximately $3 per ton from the prior year.

In November, Nucor issued $600 million in Gulf Zone Opportunity Bonds that will partially fund the capital costs associated with our direct reduced iron making facility in St. James Parish, Louisiana.  The net proceeds received from the issuance of these bonds are included in restricted cash.  In addition to restricted cash, our liquidity position remains strong with $2.48 billion in cash and cash equivalents and short-term investments and an untapped $1.3 billion revolving credit facility.

In December, Nucor's board of directors increased the cash dividend to $0.3625 per share.  The dividend is payable on February 11, 2011 to stockholders of record on December 31, 2010 and is Nucor's 151st consecutive quarterly cash dividend.  Nucor continues a record of 38 consecutive years of increases to its regular dividend.

Utilization rates, which improved throughout the fourth quarter, have continued to improve in January and we expect the trend to continue as we progress through the first quarter.  In addition, recent price increases for all steel mill products are expected to have a positive impact on earnings as we return to profitability in the first quarter.  This positive trend in earnings is expected to continue as we head into the second quarter.  We are therefore cautiously optimistic regarding first half volume, pricing and profitability.  On the negative side, it appears that we will continue to experience volatile raw material costs during the first quarter.  We believe end markets are experiencing some real demand improvement that will continue throughout 2011.  However, the improvement in operating rates that we will see in the first quarter of 2011 will be the result of a combination of both improving demand and steel buyers reacting to increasing raw material and steel prices.  It remains to be seen how much of this improvement is due to real demand.  The most challenging markets for our products continue to be those associated with residential and non-residential construction.  We will provide additional and more quantitative earnings guidance after the midpoint between our quarterly earnings releases.

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; light gauge steel framing; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties.  The words "believe," "expect," "project," "will," "should", "could" and similar expressions are intended to identify those forward-looking statements.  Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; (4) competitive pressure on sales and pricing, including competition from imports and substitute materials; and (5) capital investments and their impact on our performance.  These and other factors are outlined in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's December 31, 2009 Annual Report on Form 10-K.  The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's fourth quarter results on January 27, 2011 at 2:00 p.m. eastern time.  The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(in thousands)

	Quarter Ended December 31,			Year Ended December 31,
	2010	2009	Percentage Change	2010	2009	Percentage Change
Steel mills production	4,472	3,722	20%	18,258	13,998	30%
Steel mills total shipments	4,568	3,917	17%	18,573	14,036	32%

Sales tons to outside customers:
Steel mills	3,840	3,368	14%	15,821	12,075	31%
Joist	74	70	6%	276	264	5%
Deck	76	78	-3%	306	310	-1%
Cold finished	111	87	28%	462	330	40%
Fabricated concrete
reinforcing steel	230	211	9%	981	954	3%
Other	1,003	824	22%	4,173	3,643	15%
	5,334	4,638	15%	22,019	17,576	25%

Unaudited figures are as follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,

	2010	2009	2010	2009

Net sales	$3,853,750	$2,937,944	$15,844,627	$11,190,296

Costs, expenses and other:
Cost of products sold	3,721,207	2,716,824	15,000,962	11,035,903
Marketing, administrative and other expenses	102,145	79,695	391,375	348,478
Equity in losses of unconsolidated affiliates	601	12,910	32,082	82,341
Impairment of non-current assets	-	2,800	-	2,800
Interest expense, net	40,297	35,705	153,093	134,752
	3,864,250	2,847,934	15,577,512	11,604,274
Earnings (loss) before income taxes and
noncontrolling interests	(10,500)	90,010	267,115	(413,978)
Provision for (benefit from) income taxes	(19,387)	3,583	60,792	(176,800)
Net earnings (loss)	8,887	86,427	206,323	(237,178)
Earnings attributable to
noncontrolling interests	20,246	27,520	72,231	56,435
Net earnings (loss) attributable to
Nucor stockholders	$(11,359)	$58,907	$134,092	$(293,613)

Net earnings (loss) per share:
Basic	($0.04)	$0.19	$0.42	($0.94)
Diluted	($0.04)	$0.18	$0.42	($0.94)

Average shares outstanding:
Basic	316,329	315,274	315,962	314,873
Diluted	316,329	315,740	316,510	314,873

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	Dec. 31, 2010	Dec. 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$ 1,325,406	$ 2,016,981
Short-term investments	1,153,623	225,000
Accounts receivable, net	1,439,828	1,116,035
Inventories, net	1,557,574	1,312,903
Other current assets	384,744	511,329

Total current assets	5,861,175	5,182,248

Property, plant and equipment, net	3,852,118	4,013,836

Restricted cash	598,482	-

Goodwill	1,836,294	1,803,021

Other intangible assets, net	856,125	902,922

Other assets	917,716	669,877

Total assets	$ 13,921,910	$ 12,571,904

LIABILITIES
Current liabilities:
Short-term debt	$ 13,328	$ 1,748
Long-term debt due within one year	-	6,000
Accounts payable	896,703	707,038
Salaries, wages and related accruals	207,168	154,997
Accrued expenses and other current liabilities	387,239	357,274

Total current liabilities	1,504,438	1,227,057

Long-term debt due after one year	4,280,200	3,080,200

Deferred credits and other liabilities	806,578	680,358

Total liabilities	6,591,216	4,987,615

EQUITY
Nucor stockholders' equity:
Common stock	150,181	149,877
Additional paid-in capital	1,711,518	1,675,777
Retained earnings	6,795,988	7,120,218
Accumulated other comprehensive loss,
net of income taxes	(27,776)	(41,056)
Treasury stock	(1,509,841)	(1,514,290)
Total Nucor stockholders' equity	7,120,070	7,390,526

Noncontrolling interests	210,624	193,763

Total equity	7,330,694	7,584,289

Total liabilities and equity	$ 13,921,910	$ 12,571,904

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Year Ended December 31,

	2010	2009

Operating activities:
Net earnings (loss)	$ 206,323	$ (237,178)
Adjustments:
Depreciation	512,147	494,035
Amortization	70,455	72,388
Stock-based compensation	43,041	54,665
Deferred income taxes	138,262	88,546
Equity in losses of unconsolidated affiliates	32,082	82,341
Impairment of non-current assets	-	2,800
Changes in assets and liabilities (exclusive of acquisitions):
Accounts receivable	(310,188)	141,104
Inventories	(231,913)	1,117,600
Accounts payable	186,417	170,229
Federal income taxes	180,821	(422,116)
Salaries, wages and related accruals	56,641	(419,800)
Other	(10,684)	28,580

Cash provided by operating activities	873,404	1,173,194

Investing activities:
Capital expenditures	(345,294)	(390,500)
Investment in and advances to affiliates	(434,006)	(63,563)
Repayment of advances to affiliates	83,885	-
Disposition of plant and equipment	24,944	11,371
Acquisitions (net of cash acquired)	(64,788)	(32,720)
Purchases of investments	(1,323,264)	(261,389)
Proceeds from the sale of investments	394,640	36,389
Changes in restricted cash	(598,482)	-

Cash used in investing activities	(2,262,365)	(700,412)

Financing activities:
Net change in short-term debt	11,561	(6,908)
Repayment of long-term debt	(6,000)	(180,400)
Proceeds from issuance of long-term debt, net of discount	1,198,992	-
Debt issuance costs	(4,050)	-
Issuance of common stock	4,687	3,716
Excess tax benefits from stock-based compensation	(700)	(3,100)
Distributions to noncontrolling interests	(55,380)	(190,233)
Cash dividends	(457,282)	(443,109)

Cash provided by (used in) financing activities	691,828	(820,034)

Effect of exchange rate changes on cash	5,558	9,103

Decrease in cash and cash equivalents	(691,575)	(338,149)

Cash and cash equivalents - beginning of year	2,016,981	2,355,130

Cash and cash equivalents - end of year	$ 1,325,406	$ 2,016,981

CONTACT:  Nucor Executive Offices, +1-704-366-7000, or fax, +1-704-362-4208